Exhibit 2.1

DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the capital stock of Turkcell Iletisim Hizmetleri A.S. (the “Company,” “we,” “us,” and “our”) and certain provisions of our articles of association is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by reference to the full text of the articles of association, a copy of which have been filed with the Securities and Exchange Commission as an exhibit to the  annual report to which this exhibit is a part, as well as to the applicable provisions of Turkish law on stock corporations. You are encouraged to read the applicable provisions of the articles of association and Turkish law in their entirety for a complete description of the rights and preferences of our securities.

American Depositary Shares (“ADSs”), each representing two and one-half (2 ½) shares, nominal value TRY 1.000 of the Company (the “Shares”), are listed and trade on the New York Stock Exchange and, in connection therewith our Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of our Shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank N.A., as depositary (the “Depositary”) and holders of ADSs will not be treated as holders of our Shares.

Disclosures under the following items are not applicable to us and have been omitted: debt securities (Item 12.A of Form 20-F), warrants and rights (Item 12.B of Form 20-F) and other securities (Item 12.C of Form 20-F).

Share Capital

Preemptive Rights (Item 9.A.3 of Form 20-F)

For a description of preemptive rights under Turkish law, see “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—b. Preemption Rights” in the annual report to which this exhibit is attached.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Shares are book-entry shares of nominal value TRY 1.000 each. Our Shares consist of Group A Shares (the “Group A Shares”) and Group B Shares (the “Group B Shares”). The amount of Group A and Group B Shares issued as of the last of day of the financial year covered by the annual report to which this exhibit is attached is given on the cover page of the annual report. All of our outstanding shares are fully paid and non-assessable.

For information on the applicable procedures for transfer of our Shares, see “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—e. Transfer of Shares” in the annual report to which this exhibit is attached.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

All of our Shares (which include Group A Shares and Group B Shares) have voting rights. However, Group A Shares give holders thereof the right to nominate four candidates for appointment as members of the board of directors of the Company and to cast six votes for each Group A Share in respect of the appointment of (a) five members of the board of directors of the Company, and (b) the chairman of the presiding committee of the general assembly of shareholders. See “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders” and “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—d. Voting Rights” in the annual report to which this exhibit is attached.

The Deposit Agreement (as defined below) provides for certain procedures to instruct the Depositary to vote the underlying Shares in accordance with instructions provided by the holders of the ADSs. For voting instructions to be valid, the Depositary must receive them on or before the date indicated in the relevant notice. There is no guarantee that an ADS holder will receive voting materials in time to instruct the Depositary to vote. See “American Depositary Shares (Item 12.D.1 and 12.D.2 of Form 20-F)” below.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure” in the annual report to which this exhibit is attached.

Changing Rights of Holders (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—m. General Assemblies” in the annual report to which this exhibit is attached.

Limitations on Rights to Own Shares (Item 10.B.6 of 20-F)

Not applicable.

Limitations Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Not applicable.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Item 10.  Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—f. Disclosure of Beneficial Interests in the Shares” in the annual report to which this exhibit is attached.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

We are incorporated under, and governed by, the laws of Turkiye. The following discussion summarizes certain material differences between the rights of holders of our Shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the State of Delaware, which result from differences in governing documents and the laws of Turkiye and Delaware.

Board of Directors

Under Delaware corporate law, a corporation must have at least one director. A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes, and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's certificate of incorporation.

Under Turkish law, a corporation must have at least one director and the number of directors shall be regulated in the articles of association. The number of directors shall be fixed by or in the manner provided in the articles of association. The Turkish Commercial Code number 6102 (“TCC”) abolished the requirement that a person have a share of the company in order to become a member of the board of directors. The TCC does not require a board member to be a Turkish citizen. There is no minimum age for the directors, provided that a board member has reached the age of majority, which is 18, and there is no mandatory retirement age under applicable law. The conditions to be a board member are regulated by the TCC and the conditions to be an independent board member are regulated by the related legislation of the Capital Markets Board of Turkiye (“CMB”).

Election of Directors

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Under Turkish law, vacancies may be filled by a majority of the directors at the meeting, with the meeting quorum being the majority of the directors then at office; unless otherwise provided in the articles of association of the corporation. Pursuant to our amended and restated articles of association, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered "votes."

Amendment of Governing Documents

Under the Delaware General Corporate Law (“DGCL”), amendments to a corporation's certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL or the certificate of incorporation, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under Turkish law, the meeting quorum requirement at general assemblies convened to amend our articles of association (excluding capital ceiling increase) is two-thirds of our share capital. Resolutions of our general assemblies to amend our articles of association (excluding capital ceiling increase) shall be passed by the shareholders (or their proxies) representing at least two-thirds of the votes of the shareholders present at that meeting. Amendments to our articles of association violating the privileges established for Group A Shares require the approval of the Special Assembly of Privileged Shareholders in accordance with the Article 454 of TCC.

Meetings of Shareholders

Under Delaware law, typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. A corporation's certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Under Turkish law, the annual shareholders’ meeting shall be held at the registered office of the corporation, on such date and at such time as may be designated from time to time by the board of directors or as provided in the articles of association. Under Turkish law, right holders, who have a right to attend the general assembly meetings, can attend such meetings by electronic means pursuant to article 1527 of the TCC. Pursuant to the Communiqué on Electronic General Assembly Meetings held in Joint Stock Companies, the Company shall invite the right holders to attend, to deliver an opinion and to vote by electronic means.

According to the TCC, the general assembly meeting procedures should be regulated under the internal guidelines to be approved by the general assembly and registered at the Trade Registry. Accordingly, general assembly meeting procedures shall be executed with the related provisions of the TCC, our articles of association and our internal guidelines.

The following matters are among those required by the TCC and our articles of association to be included on the agenda of ordinary general assembly meeting:

●	review of the annual reports of our board of directors and the auditors;
●	the approval, amendment or rejection of the statement of financial position and statement of profit and loss prepared for the preceding financial year, the release of our board of directors from liability in respect of actions taken by them in the preceding financial year, and the proposals of our board of directors for the allocation and distribution of any of our net profits;
●	the approval of the remuneration of the board members; and
●	the re-election or replacement of directors and/or auditors whose terms of office have expired.

Except as set out by the provisions of the TCC and our articles of association, the required quorum at any general assembly is shareholders representing at least one-quarter of the share capital as per the TCC. If such quorum is not present when a general assembly is convened, the meeting shall be adjourned, in which event the meeting is reconvened within a month, with shareholders or their proxies present at such meeting. Resolutions of general assembly meetings must be passed by a majority of the shareholders or their proxies present at such meetings.

As per the Turkish Capital Markets Law (the “Capital Markets Law”), unless a higher quorum is accepted in the articles of association of public companies, affirmative votes of two-thirds of shareholders representing the share capital present at the general assembly (and this, without requiring a quorum) is needed for the following decisions: restricting preemptive rights of shareholders, authorizing the board to restrict such preemptive rights in a registered capital system and reduction of the share capital and material transactions of the company as defined by the law. Nevertheless, if shareholders representing at least half of the company share capital are present at the meeting, simple majority decides unless a higher quorum is accepted by the articles of association.

In addition, the Capital Markets Law stipulates that the CMB may require including some topics in the general assembly agenda to be discussed by the general assembly or to inform the shareholders at the general assembly.

In the event that the above quorums are not met or preserved at the first meeting, the General Assembly quorums shall be subject to provisions of TCC and capital markets legislation for the second meeting.

The quorum requirement at general assembly's convened to increase our share capital ceiling is 51% of our share capital. Resolutions of general assemblies relating to capital increases must be passed by a majority of our shareholders or their proxies present at such meeting.

Notice of General Meeting

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Under Turkish law, unless otherwise provided in the articles of association, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than two (2) weeks before the date of the meeting and shall specify the place, date, hour, and agenda of the meeting.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under Turkish law, shareholders representing at least 5% of our share capital may, by written notice, require any additional matters to be included on the agenda for discussion at any of our general assemblies.

Distributions

The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

According to Capital Markets Law, we may freely determine the amount of dividends to be distributed based on the Dividend Policy, pursuant to applicable Turkish laws and upon the approval of, or amendment by, the board of directors and the General Assembly of Shareholders. The board decides whether or not to recommend an allocation of profits, as well as the amount of dividends, and the shareholders, through the general assembly, may accept, amend or reject such proposal, if any.

Repurchases and Redemptions

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The TCC contains several rules enabling Turkish companies to repurchase their own shares if they satisfy certain conditions. Accordingly, shares representing up to 10% of the total share capital of the company may be acquired by the company itself. On February 14, 2023, the CMB consolidated its previous announcements/decisions regarding share buyback in its decision numbered 9/177. Within this framework, public companies are authorized to conduct share buy-backs (exceeding the limit restricting buy backs up to 10% of the share capital is also allowed) upon the resolution of the board of directors, without need for shareholders’ approval.

Transactions with Officers or Directors

Under the DGCL, some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (i) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If the board of directors' approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

The TCC forbids a board member from entering into a transaction with us in any area relating to business, either on the board member’s own behalf or on behalf of someone else, thus preventing the abuse of duty by board members and protecting our interests (TCC Article 395) without the authorization of the general assembly. Our general assembly may authorize our board members to enter into these types of transactions through a specific provision in our articles of association, or our general assembly may grant such a right on a yearly basis.

Board members who have conflicting interests cannot participate in and sign such resolutions. If we suffer any loss because of a board member’s failure to raise such an issue, the board member shall be held liable to compensate us for the loss incurred due to such matters related to relatives.

Under TCC Article 396, without the authorization of the general assembly, the board members are barred from participating in similar commercial activities outside the Company. Board members cannot become shareholders with unlimited liability or become board members of companies active in similar types of business. A specific provision in our articles of association or our general assembly may grant such a right on a yearly basis.

Furthermore, based on the Corporate Governance Communiqué numbered II-17.1, which was published in the Official Gazette dated January 3, 2014, in cases where shareholders having a management control, members of the board of directors, managers with administrative liability and their spouses, or relatives by blood or marriage up to second degree, conduct a significant transaction with the company or its subsidiaries which may cause a conflict of interest, and/or conduct a transaction on behalf of themselves or a third party, which is in the field of activity of the company or its subsidiaries, or become an unlimited shareholder to a corporation which operates in the same field of activity as the company or its subsidiaries, such transactions need to be included in the general assembly agenda as a separate item for providing detailed information at the general assembly meeting on the matter and need to be recorded in the minutes of the meeting.

Conditions Governing Changes in the Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—III. Capital Structure—k. Changes in Capital Structure” in the annual report to which this exhibit is attached.

American Depositary Shares (Item 12.D.1 and 12.D.2 of Form 20-F)

The ADSs are issued by the Depositary under the amended and restated deposit agreement dated July 6, 2011 among the Depositary, Turkcell and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), which transferred our American Depositary Receipt (“ADR”) program from JPMorgan Chase Bank. On July 1, 2016 the term of the Depositary Agreement was extended by another five years, until July 6, 2021. On July 1, 2021 the term was further extended by another five years, until July 6, 2026. The Depositary’s office is located at 388 Greenwich Street, 6th Floor, New York, New York 10013.

The deposited shares together with any other securities, cash or other property held by the depositary are referred to herein as the “deposited securities.”

The following is a summary of the material provisions of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you.

Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The Deposit Agreement was filed with the SEC as an exhibit to a Registration Statement on Form F-6 (File No.: 333-228660) for our company on March 12, 2018.

Voting Rights

If the Company so requests, the Depositary shall distribute to each holder of ADSs as of the record date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that each holder of ADSs at the close of business on the record date will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares underlying such holder’s ADSs and (c) a brief statement as to the manner in which such voting instructions may be given including an indication that instructions may be given and, if so required under applicable law, the need and manner for blocking the sale or other transfer of the ADSs and the Shares prior to the meeting.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Shares. Upon the timely receipt from a holder as of the record date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor to vote, or cause to be voted, the Shares represented by such holder’s ADSs in accordance with such voting instructions.

If the Depositary timely receives voting instructions from a holder of ADS which fail to specify the manner in which the Depositary is to vote the Share represented by such holder’s ADSs, the Depositary will deem such holder (unless otherwise specified in the notice distributed to the holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Shares represented by ADSs for which no timely voting instructions are received by the Depositary from the holder shall not be voted.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the Depositary in a timely manner.

Dividends and Distributions

Cash Distributions

Whenever the Company intends to make a distribution of a cash dividend or other cash distribution upon any Shares the Depositary shall, after any necessary conversion of such distribution into U.S. dollars and after fixing a record date in respect thereof, promptly distribute the amount thus received to each holder of ADSs on such record date, in proportion to the number of ADSs representing the right to receive such Shares. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to holders of ADSs outstanding at the time of the next distribution.

Share Distributions

If any distribution upon any Shares consists of a dividend in, or free distribution of, Shares, the Depositary may, or if the Company so requests, the Depositary shall distribute to each holders on a record date, in proportion to the number of ADSs representing the right to receive such Shares held on the record date, additional ADSs, which represent in the aggregate number of common shares received as such dividend or free distribution. In lieu of delivering ADRs for fractional ADSs in the case of any such distribution, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds of such sale to the holders entitled thereto as in the case of a distribution received in cash. If additional ADRs are not so distributed, each ADS shall thenceforth also represent the right to receive its proportionate interest in the additional Shares so distributed upon such deposited securities. The Depositary may withhold any distribution of ADRs to holders having an address in the United States until the Company furnishes to the Depositary (a) evidence that a registration statement under the Securities Act of 1933 covering such ADRs and related Shares is in effect or (b) an opinion of counsel for the Company in the United States satisfactory to the Depositary to the effect that such distribution does not require registration under the Securities Act of 1933; provided that the Company shall not be obliged to so register, furnish such evidence or furnish such opinion.

Distributions of Rights

In the case of a distribution of rights to subscribe for additional Shares, the Depositary shall make such rights available to holders only if (i) the Company shall have timely requested that such rights be made available to holders, (ii) the Depositary shall have received satisfactory documentation, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. If all such conditions are satisfied, the Depositary shall set a record date and establish procedures to (x) distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the holders to exercise such rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights.

If (i) the Company does not timely request the Depositary to make the rights available to holders or requests that the rights not be made available to holders, (ii) the Depositary does not receive satisfactory documentation or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public or private sale) as it may deem practicable. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes).

Other Distributions

In the case of a distribution of rights to purchase property other than cash, Shares or rights to subscribe for additional Shares, the Depositary shall make such distribution to holders of deposited securities only if (i) the Company shall have requested that such distribution be made to holders of ADSs, (ii) the Depositary shall have received satisfactory documentation within the terms of the Depositary Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable. If all such conditions are satisfied, the Depositary shall distribute the property so received to holders of ADSs as of the ADS record date in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If (i) the Company does not request the Depositary to make such distributions to holders or requests not to make such distribution to holders, (ii) the Depositary does not receive satisfactory documentation within the terms of the Deposit Agreement or (iii) the Depositary determines that all or a portion of such distribution is not reasonably practicable the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (i) cause the proceeds of such sale if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the holders as of the ADS record date on the terms set forth in the Depositary Agreement.

Transfer, Combination and Split-up of ADRs

The registrar shall register the transfer of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary shall (x) cancel such ADRs and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs canceled by the Depositary, (y) cause the registrar to countersign such new ADRs and (z) deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the Depositary at its principal office for the purpose of effecting a transfer thereof, (ii) the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the surrendered ADRs have been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The registrar shall register the split-up or combination of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary shall (x) cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) deliver such new ADRs to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its principal office for the purpose of effecting a split-up or combination thereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental have been paid,subject, however, in each case, to the terms and conditions of the applicable ADRs, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Holders or persons entitled to such ADRs and will be entitled to protection and indemnity to the same extent as the Depositary. Such co-transfer agents may be removed and substitutes appointed by the Depositary. Each co-transfer agent appointed under the Deposit Agreement (other than the Depositary) shall give notice in writing to the Depositary accepting such appointment and agreeing to be bound by the applicable terms of the Deposit Agreement. The Depositary shall give the Company notice of any such appointment.

Notices and Reports

On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of the Shares, the Company shall transmit to the Depositary and the custodian a copy of the notice thereof in the English language but otherwise in the form given or to be given to holders of Shares or other deposited securities. The Company shall also furnish to the custodian and the Depositary a summary, in English, of any applicable provisions or proposed provisions of our articles of association that may be relevant or pertain to such notice of meeting or be the subject of a vote thereat.

The Company will also transmit to the Depositary (a) an English language version of the other notices, reports and communications which are made generally available by the Company to holders of its Shares or other deposited securities and (b) the English-language versions of the Company’s annual and semi-annual reports prepared in accordance with the applicable requirements of the Commission. The Depositary shall arrange to provide copies thereof to all holders or make such notices, reports and other communications available to all holders on a basis similar to that for holders of Shares or other deposited securities or on such other basis as the Company may advise the Depositary or as may be required by any applicable law, regulation or stock exchange requirement.

The Depositary will make available a copy of any such notices, reports or communications issued by the Company and delivered to the Depositary for inspection by holders at the Depositary’s principal office, at the office of the custodian and at any other designated transfer office.

Amendment of the Deposit Agreement

The ADRs outstanding at any time, the provisions of the Deposit Agreement and the form of ADR and to be issued under the terms hereof may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the holders or beneficial owners of ADSs. Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of holders or beneficial owners of ADSs, shall not, however, become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment or supplement shall have been given to the holders of outstanding ADSs.

Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be settled solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to materially prejudice any substantial rights of holders or beneficial owners of ADSs. Every holder and beneficial owner of ADSs at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and the ADR, if applicable, as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the holder to surrender such ADS and receive therefor the Shares represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and any ADRs at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement and any ADRs in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance with such laws, rules or regulations.

Termination of the Deposit Agreement

The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by distributing notice of such termination to holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. If ninety (90) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The date so fixed for termination of the Deposit Agreement in any termination notice so distributed by the Depositary to the Holders of ADSs is referred to as the “Termination Date.” Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and the holders and beneficial owners of ADSs will be entitled to all of their rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to deposited securities, (ii) sell securities and other property received in respect of the Shares, (iii) deliver Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any securities or other property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of holders and beneficial owners of ADSs, and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

At any time after the Termination Date, the Depositary may sell the Shares then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro-rata benefit of the holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the holders and beneficial owners of ADSs , and (ii) as may be required at law in connection with the termination of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of holders and beneficial owners of ADSs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable ADSs are presented by their holders to the Depositary for cancellation under the terms of the Deposit Agreement.

Inspection of the Books of the Depositary

The Depository shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by the Company and by holders, provided that such inspection shall not be, to the registrar’s knowledge, for the purpose of communicating with holders of such ADSs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADSs.

The registrar may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company.

Deposit, Withdrawal and Cancellation

The Depositary will deliver ADSs if a holder deposits Shares or evidence of rights to receive Shares with the custodian. Upon payment of the charges of the Depositary for accepting a deposit, issuing ADSs and all taxes and governmental charges and fees payable in connection with such deposit and the transfer of Shares and the issuance of ADSs, the depositary will issue the ADSs representing the Shares so deposited to or upon the order of the person(s) named in the notice delivered to the Depositary and, if applicable, shall execute and deliver at its principal office ADR(s) registered in the name(s) requested by such person(s) and evidencing the aggregate number of ADSs to which such person(s) are entitled.

The Depositary will deliver the deposited securities underlying the ADSs to the holder upon satisfaction of each of the following conditions: (i) the holder has duly delivered ADSs to the Depositary at its principal office (and, if applicable, the ADR evidencing such ADSs) for the purpose of withdrawal of the deposited securities represented thereby, (ii) if applicable and so required by the Depositary, the ADR delivered to the Depositary for such purpose has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank, (iii) if so required by the Depositary, the holder of the ADSs has executed and delivered to the

Depositary a written order directing the Depositary to cause the deposited securities being withdrawn to be delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs delivered to it (and, if applicable, the ADRs evidencing the ADSs so delivered), (ii) shall direct the registrar to record the cancellation of the ADSs so delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to deliver, or cause the delivery of, in each case, without unreasonable delay, the deposited securities represented by the ADSs so canceled together with any certificate or other document of title for the deposited securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose.

The Depositary shall not accept for surrender ADSs representing less than one (1) Share. In the case of Delivery to it of ADSs representing a number other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be delivered in accordance with the Depositary Agreement and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs. The Notwithstanding anything else contained in the Deposit Agreement or the ADR, the Depositary may make delivery at the principal office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the deposited securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any holder so surrendering ADSs represented by this ADR, and for the account of such Holder, the Depositary shall direct the custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the custodian in respect of the deposited securities represented by such ADSs to the Depositary for delivery at the principal office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such holder, by cable, telex or facsimile transmission.

Limitations on Execution, Delivery and Transfer of ADSs

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the deposit of particular Shares may be refused, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfers of ADSs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a registrar or share registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law or regulation, any government or governmental body or commission or any securities exchange on which the ADSs or Shares are listed, or under any provision of the Deposit Agreement or the representative ADR(s), if applicable, or under any provision of, or governing, the deposited securities, or because of a meeting of shareholders of the Company or for any other reason.

Notwithstanding any provision of the Deposit Agreement or any ADR(s) to the contrary, holders are entitled to surrender outstanding ADSs to withdraw the deposited securities associated herewith at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited securities, and (iv) other circumstances specifically contemplated by Instruction I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

Limitations on Obligations and Liabilities

Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision of any present or future law or regulation of the United States, Turkiye or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control, (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our articles of association or provisions of or governing deposited securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any holder, any beneficial owner of ADSs or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability of a holder or beneficial owner of ADSs to give voting instructions in respect of any matter put before the holders of deposited securities for a vote due to a lack of timely notice or to benefit from any distribution, offering, right or other benefit which is made available to holders of deposited securities but is not, under the terms of the Deposit Agreement, made available to holders of ADSs, or (v) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.